Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Sells $8.7 million of Non-Performing Loans

Further Reduces Non-Performing Loans by 26%

LOS ANGELES, CA – (BUSINESS WIRE) – May 8, 2013– Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), today reported that its wholly-owned subsidiary, Broadway Federal Bank, f.s.b. (the “Bank”), recently completed the sale of approximately $8.7 million principal amount of non-performing loans, with a net book value of $5.7 million as of March 31, 2013. In anticipation of the sale, all of the loans sold were classified as loans held for sale as of March 31, 2013. The loans represented approximately 26% of the Bank’s estimated principal amount of non-performing loans held for investment and non-performing loans held for sale as of March 31, 2013.

The sale was made in a cash transaction with an institutional buyer and consisted of approximately $4.6 million principal amount of multi-family residential loans, representing approximately 70% of the Bank’s non-performing multi-family residential loans, and approximately $4.1 million principal amount of commercial real estate loans, representing almost 54% of the Bank’s non-performing commercial real estate loans. No church loans or real estate owned were included in the sale.

The Company expects to take a charge of approximately $471 thousand against net income in the first quarter ended March 31, 2013 because of the sale of these loans.

Separately, in early April 2013 the Company sold both a first and a second mortgage loan on one church property with an aggregate principal balance of approximately $540 thousand. This sale is not expected to result in a material loss for the Bank.

Chief Executive Officer, Wayne-Kent Bradshaw stated, “These sales represent another material reduction in our non-performing loans, which will significantly reduce the time and resources that we devote to managing and monitoring non-performing loans. Furthermore, the sales further enhance our efforts to re-focus on improving operations, pursuing growth to the extent permitted under our Cease and Desist Orders, and completing our previously announced Recapitalization. In addition, we believe that these sales represent another major step in addressing regulatory requirements to reduce our non-performing loans materially. With the loan sales completed this year, our non-performing loans have been reduced to approximately $20.7 million, or 5.69% of total estimated assets, after adjusting for the sales, as of March 31, 2013, down from $37.1 million, or 9.93% of total assets at the end of 2012.”

Additional information regarding the loan sales will be made available in the Company’s Form 10-Q for the first quarter ended March 31, 2013, which the Company expects to file in the near future.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

SOURCE: Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda Battey, Interim Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com